Exhibit 99.01

DexCom Appoints Nicholas Augustinos as Board Member

San Diego, CA—November 23, 2009—DexCom, Inc. (NASDAQ:DXCM) today announced the appointment of Nicholas Augustinos as a member of DexCom’s Board of Directors.

Mr. Augustinos is the Senior Director of the Global Healthcare Solutions business unit at Cisco Systems, Inc., where he leads Cisco’s efforts to develop connected healthcare solutions. Prior to Cisco, Mr. Augustinos was a Partner and Senior Strategic Consulting Expert, Global Health Services, for Computer Sciences Corporation. Previously, Mr. Augustinos served as Vice President of the Care Data Exchange group with CareScience, as Vice President of Sales and Marketing with Healtheon/WebMD, and as Vice President of Administration with CliniShare.

“Nick brings more than twenty years of broad-based experience and thought leadership in healthcare. As healthcare delivery and technology evolves and improves, Nick’s vision and experience will help drive DexCom’s future innovations” said Terry Gregg, President and Chief Executive Officer of DexCom.

Mr. Augustinos also sits on the Board of Directors of Continua Alliance, a non-profit, open industry coalition of healthcare and technology companies collaborating to improve the quality of personal healthcare. The Alliance was founded by Cisco, Intel, Philips, Samsung, Sharp and Kaiser Permanente, among others.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for ambulatory use by patients and by healthcare providers in the hospital.

Cautionary Statement Regarding Forward Looking Statements

DexCom is a medical device company with a limited operating history. Successful commercialization of the company’s products is subject to numerous risks and uncertainties, including a lack of acceptance in the marketplace by physicians and patients, the inability to manufacture products in commercial quantities at an acceptable cost, possible delays in the company’s development programs, the inability of patients to receive adequate reimbursements from third-party payors and inadequate financial and other resources. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s quarterly report on Form 10-Q for the period ending September 30, 2009, as filed with the Securities and Exchange Commission on November 4, 2009.

For More Information:

Steve Pacelli

Chief Administrative Officer

(858) 200-0200